Exhibit 3.1

THE COMPANIES LAW

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

THE FOURTH AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

EHang Holdings Limited

(Adopted by way of special resolutions passed on October 24, 2019 and effective on October 24, 2019)

1.	The name of the Company is EHang Holdings Limited.

REGISTERED OFFICE

2.

The Registered Office of the Company shall be at the office of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands, or at such other place as the Directors may from time to time decide.

GENERAL OBJECTS AND POWERS

3.

Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law or as revised, or any other law of the Cayman Islands.

LIMITATION OF LIABILITY

4.	The liability of each Member of the Company is limited to the amount from time to time unpaid on such Member’s shares.

CURRENCY

5.	Shares in the Company shall be issued in the currency of the United States of America.

AUTHORIZED CAPITAL

6.

The authorized share capital of the Company is US$50,000 consisting of 500,000,000 shares of a par value of US$0.0001 each, of which: (i) 441,158,314 are designated as ordinary shares of a par value of US$0.0001 each (the “Ordinary Shares”), (ii) 7,281,000 are designated as series Seed-1 preferred shares of a par value of US$0.0001 each (the “Series Seed-1 Preferred Shares”), (iii) 7,281,000 are designated as series Seed-2 preferred shares of a par value of US$0.0001 each (the “Series Seed-2 Preferred Shares”), (iv) 1,456,200 are designated as series Seed-3 preferred shares of a par value of US$0.0001 each (the “Series Seed-3 Preferred Shares”, and together with the Series Seed-1 Preferred Shares and the Series Seed-2 Preferred Shares, the “Series Seed Preferred Shares”), (v) 8,119,032 are designated as Series A preferred shares of a par value of US$0.0001 each (the “Series A Preferred Shares”), (vi) 12,152,247 are designated as Series B preferred shares of a par value of US$0.0001 each (the “Series B Preferred Shares”), and (vii) 22,552,207 are designated as Series C preferred shares of a par value of US$0.0001 each (the “Series C Preferred Shares”, together with Series A Preferred Shares and the Series B Preferred Shares, the “Special Preferred Shares”; the Special Preferred Shares and Series Seed Preferred Shares are herein collectively referred to as the “Preferred Shares”), with power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be Preferred Shares or otherwise shall be subject to the powers hereinbefore contained.

EXEMPTED COMPANY

7.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law and, subject to the provisions of the Companies Law and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

REGISTERED SHARES AND BEARER SHARES

8.	Shares of the Company may be issued as registered shares only. The Company shall not issue shares in bearer form.

DEFINITIONS

9.	The meanings of terms used in this Memorandum of Association are as defined in the Articles of Association.

ii

THE COMPANIES LAW

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

THE FOURTH AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

EHang Holdings Limited

(Adopted by way of special resolutions passed on October 24, 2019 and effective on October 24, 2019)

PRELIMINARY

The regulations in Table A in the Schedule to the Law (as defined below) do not apply to the Company.

1.

In these Articles and the Memorandum, if not inconsistent with the subject or context, the words and expressions standing in the first column of the following table shall bear the meanings set opposite them respectively in the second column thereof.

Words	Meanings

Approving Members	shall have the meaning set forth in Article 136.

Audit Committee	shall have the meaning set forth in Article 96.

Beijing Domestic Co.	Beijing EHang Tianchuang Intelligence Technology Co., Ltd. (北京亿航天创智能科技有限公司), a limited liability company organized and existing under the laws of the PRC.

Beijing WFOE	Beijing Chuangshi Intelligence Technology Co., Ltd. (北京创世智慧科技有限公司), a limited liability company organized and existing under the laws of the PRC, as the wholly owned subsidiary of the HK Co.

Board	shall have the meaning set forth in Article 7.

BVI 1	Xavier Rising Limited, a company organized and existing under the laws of the British Virgin Islands.

BVI 2	Genesis Rising Limited, a company organized and existing under the laws of the British Virgin Islands.

BVI 3	Ballman Inc., a company organized and existing under the laws of the British Virgin Islands.

BVI Companies	BVI 1, BVI 2 and BVI 3.

Change of Control	shall have the meaning set forth in Article 136.

Companies Law or the Law	the Companies Law (2018 Revision) of the Cayman Islands and any amendment or other statutory modification thereof and where in these Articles any provision of the Law is referred to, the reference is to that provision as modified by law for the time being in force.

Compensation Committee	shall have the meaning set forth in Article 96.

Convertible Securities	shall have the meaning set forth in Article 39.

Conversion Price	means, with respect to the Series Seed-1 Preferred Shares, the Series Seed-1 Conversion Price, with respect to the Series Seed-2 Preferred Shares, the Series Seed-2 Conversion Price, with respect to the Series Seed-3 Preferred Shares, the Series Seed-3 Conversion Price, with respect to the Series A Preferred Shares, the Series A Conversion Price, with respect to the Series B Preferred Shares, the Series B Conversion Price, and with respect to the Series C Preferred Shares, the Series C Conversion Price.

Director	a director, including a sole director, for the time being of the Company and shall include an alternate director.

Domestic Companies	Guangzhou Domestic Co. and Beijing Domestic Co.

Drag Along Instructions	shall have the meaning set forth in Article 136.

Founders	Huazhi Hu (胡华智), Yifang Xiong (熊逸放) and Shang-Wen Hsiao.

GGV	GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.

GP Capital	Zerotoone Holdings Limited and GP TMT Holdings Limited.

Group Companies	the Company, the HK Co., the WFOEs and the Domestic Companies.

Guangzhou Domestic Co.	Guangzhou EHang Intelligent Technology Co., Ltd. (广州亿航智能技术有限公司), a limited liability company organized and existing under the laws of the PRC.

Guangzhou WFOE	EHang Intelligent Equipment (Guangzhou) Co., Ltd. (亿航智能设备(广州)有限公司), a limited liability company organized and existing under the laws of the PRC, as the wholly owned subsidiary of the HK Co.

HK Co.	Ehfly Technology Limited, a company organized and existing under the laws of Hong Kong.

Issue Price	means, with respect to the Series Seed-1 Preferred Shares, the Series Seed-1 Preferred Share Issue Price, with respect to the Series Seed-2 Preferred Shares, the Series Seed-2 Preferred Share Issue Price, with respect to the Series Seed-3 Preferred Shares, the Series Seed-3 Preferred Share Issue Price, with respect to the Series A Preferred Shares, the Series A Preferred Share Issue Price, with respect to the Series B Preferred Shares, the Series B Preferred Share Issue Price, and with respect to the Series C Preferred Shares, the Series C Preferred Share Issue Price.

Liquidation Event	shall have the meaning set forth in Article 133.

Member	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires.

New Shares	shall have the meaning set forth in Article 39.

Ordinary Resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a simple majority of the votes cast, or a written resolution passed by the unanimous consent of all Members entitled to vote.

Ordinary Shares	ordinary shares with a par value of US$0.0001 each in the capital of the Company.

Options	shall have the meaning set forth in Article 39.

Person	an individual, a corporation, a trust, the estate of a deceased individual, a partnership or an unincorporated or association of persons.

PRC Companies	the WFOEs and the Domestic Companies.

Qualified IPO	shall have the meaning set forth in Article 36.

Preferred Shares	Series Seed Preferred Shares and Special Preferred Shares.

Redemption Price	shall have the meaning set forth in Article 42(c).

Redemption Start Date	shall have the meaning set forth in Article 42(a).

Register of Members	the register of Members referred to in these Articles.

resolution of Directors

(a) a resolution approved at a duly convened and constituted meeting of Directors or of a committee of Directors by the affirmative vote of a simple majority of the Directors present at the meeting who voted and did not abstain; or

(b) a resolution consented to in writing by all Directors or of all members of the committee, as the case may be.

Remaining Members	shall have the meaning set forth in Article 136.

Requisite Preferred Holders	shall have the meaning set forth in Article 36.

Restricted Share Agreements	(a) the Restricted Share Agreement dated March 23, 2015 by and among the Company, BVI 1, Yifang Xiong and other parties thereto, (b) the Restricted Share Agreement dated March 23, 2015 by and among the Company, BVI 2, Huazhi Hu and other parties thereto, and (c) the Restricted Share Agreement dated August 21, 2015 by and among the Company, BVI 3, Shang-Wen Hsiao and other parties thereto, each as may be amended from time to time.

Securities	shares and debt obligations of every kind, and options, warrants and rights to acquire shares, or debt obligations.

Series A Conversion Price	shall have the meaning set forth in Article 35.

Series A Director	shall have the meaning set forth in Article 69.

Series A Preferred Shares	preferred shares designated as Series A Preferred Shares with a par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series A Preferred Share Issue Price	US$1.0038 per Series A Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events or as otherwise provided herein with respect to the Series A Preferred Share.

Series A Preferred Share Preference Amount	shall have the meaning set forth in Article 133.

Series A Redemption Notice	shall have the meaning set forth in Article 42(a).

Series A Redemption Price	shall have the meaning set forth in Article 42(a).

Series A Redemption Request	shall have the meaning set forth in Article 42(a).

Series A Share Purchase Agreements	(a) the Series A Preferred Shares Purchase Agreement dated January 26, 2015, by and among the Company, BVI 1, BVI 2, Huazhi Hu, Yifang Xiong, GGV and other parties thereto; and (b) the Series A Preferred Shares Purchase Agreement dated August 19, 2015, by and among the Company and certain employees of the Company.

Series B Conversion Price	shall have the meaning set forth in Article 35.

Series B Director	shall have the meaning set forth in Article 69.

Series B Preferred Shares	preferred shares designated as Series B Preferred Shares with a par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series B Preferred Share Issue Price	US$3.633896 per Series B Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events or as otherwise provided herein with respect to the Series B Preferred Share.

Series B Preferred Share Preference Amount	shall have the meaning set forth in Article 133.

Series B Redemption Notice:	shall have the meaning set forth in Article 42(b).

Series B Redemption Price	shall have the meaning set forth in Article 42(b).

Series B Redemption Request	shall have the meaning set forth in Article 42(b).

Series B Share Purchase Agreements	(a) the Series B Preferred Shares Purchase Agreement dated August 21, 2015, by and among the Company, the BVI Companies, certain of the Founders, GP Capital and other parties thereto; (b) the Series B Preferred Shares Purchase Agreement dated November 20, 2015, by and among the Company, the BVI Companies, certain of the Founders, CEF View Holdings Limited, Zhen Partners Fund II, L.P. and other parties thereto; and (c) the Series B Preferred Shares Purchase Agreement dated February 23, 2016, by and among the Company and certain employees of the Company.

Series C Conversion Price	shall have the meaning set forth in Article 35.

Series C Original Issue Date	shall have the meaning set forth in Article 39.

Series C Preferred Shares	preferred shares designated as Series C Preferred Shares with a par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series C Preferred Share Issue Price	US$5.885334 per Series C Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events or as otherwise provided herein with respect to the Series C Preferred Share.

Series C Preferred Share Preference Amount	shall have the meaning set forth in Article 133.

Series C Redemption Notice	shall have the meaning set forth in Article 42(c).

Series C Redemption Price	shall have the meaning set forth in Article 42(c).

Series C Redemption Request	shall have the meaning set forth in Article 42(c).

Series Seed Preferred Share Preference Amount	shall have the meaning set forth in Article 133.

Series Seed-1 Conversion Price	shall have the meaning set forth in Article 35.

Series Seed-1 Preferred Shares	preferred shares designated as Series Seed-1 Preferred Shares with a par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series Seed-1 Preferred Share Issue Price	US$0.167 per Series Seed-1 Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events or as otherwise provided herein with respect to the Series Seed Preferred Share.

Series Seed-2 Conversion Price	shall have the meaning set forth in Article 35.

Series Seed-2 Preferred Shares	preferred shares designated as Series Seed-2 Preferred Shares with a par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series Seed-2 Preferred Share Issue Price	US$0.056 per Series Seed-2 Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events or as otherwise provided herein with respect to the Series Seed Preferred Share.

Series Seed-3 Conversion Price	shall have the meaning set forth in Article 35.

Series Seed-3 Preferred Shares	preferred shares designated as Series Seed-3 Preferred Shares with a par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series Seed-3 Preferred Share Issue Price	US$0.279 per Series Seed-3 Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events or as otherwise provided herein with respect to the Series Seed Preferred Share.

Series Seed Preferred Shares	the Series Seed-1 Preferred Shares, the Series Seed-2 Preferred Shares and the Series Seed-3 Preferred Shares.

Securities Act	the Securities Act of 1933 of the United States, as amended

Share	a share in the Company and includes a fraction of a share.

Shareholders Agreement	the Second Amended and Restated Shareholders Agreement dated on the even date of these Articles, by and among the Company, the BVI Companies, the Founders, GGV, GP Capital and other parties thereto.

Special Preferred Shares	the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.

Special Resolution	has the same meaning as in the Companies Law of the Cayman Islands (as amended and every statutory modification or re-enactment thereof for the time being in effect) and includes a unanimous written resolution of all Members entitled to vote and expressed to be a special resolution.

the Memorandum	the Fourth Amended and Restated Memorandum of Association of the Company as originally framed or as from time to time amended.

the Seal	any Seal which has been duly adopted as the Seal of the Company.

these Articles	the Fourth Amended and Restated Articles of Association as originally framed or as from time to time amended.

WFOEs	Guangzhou WFOE and Beijing WFOE.

Zhen Fund	Zhen Partners Fund II, L.P.

2.

“Written” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, telegram, cable, or other form of writing produced by electronic communication.

3.	Save as aforesaid any words or expressions defined in the Law shall bear the same meaning in these Articles.

4.	Whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Articles, it shall equally, where the context admits, include the others.

5.

A reference in these Articles to voting in relation to shares shall be construed as a reference to voting by Members holding the shares except that it is the votes allocated to the shares that shall be counted and not the number of Members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction.

6.	A reference to money in these Articles is, unless otherwise stated, a reference to the currency in which shares in the Company shall be issued according to the provisions of the Memorandum.

REGISTRATION OF SHARES

7.	Register of Members

The Board of Directors of the Company (the “Board”) shall cause to be kept in one or more books a Register of Members which may be kept within or outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:

(a)	the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register of Members; and

(c)	the date on which any person ceased to be a Member.

8.	Registered Holder Absolute Owner

8.1

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest i n, such share on the part of any other person.

8.2

No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article 8.2, notice of any trust is at the holder’s request entered in the Register or on a share certificate in respect of a share, then, except as aforesaid:

(a)	such notice shall be deemed to be solely for the holder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)

the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)

the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

SHARES, AUTHORIZED CAPITAL, CAPITAL

9.

Subject to the provisions of these Articles, any resolution of the Members and any agreement which is binding on the Company to the contrary, the unissued shares of the Company shall be at the disposal of the Directors who may, without limiting or affecting any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as the Company may by resolution of Directors determine provided that no share shall be issued at a discount except in accordance with the Law.

10.

Shares in the Company shall be issued for money, services rendered, personal property, an estate in real property, a promissory note or other binding obligation to contribute money or property or any combination of the foregoing as shall be determined by a resolution of Directors.

11.

Shares in the Company may be issued for such amount of consideration as the Directors may from time to time by resolution of Directors determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the Directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved. The consideration in respect of the shares constitutes capital to the extent of thereof and the excess constitutes share premium.

12.

A share issued by the Company upon conversion of, or in exchange for, another share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share, debt obligation or security.

13.

The Company may issue fractions of a share and a fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

14.	Shares may be issued as registered shares only. The Company shall not issue shares in bearer form.

15.

Upon the issue by the Company of a share without par value, if an amount is stated in the Memorandum to be authorized capital represented by such shares then each share shall be issued for no less than the appropriate proportion of such amount which shall constitute capital, otherwise the consideration in respect of the share constitutes capital to the extent designated by the Directors, except that the Directors must designate as capital an amount of the consideration that is at least equal to the amount that the share is entitled to as a preference, if any, in the assets of the Company upon liquidation of the Company.

16.

Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the Company may purchase, redeem or otherwise acquire and hold its own shares but in accordance with the Law and the Company be and is hereby authorised to make payment out of capital in connection therewith.

17.	Subject to provisions to the contrary in

(a)	the Memorandum or these Articles;

(b)	the designations, powers, preferences, rights, qualifications, limitations and restrictions with which the shares were issued; or

(c)	the subscription agreement for the issue of the shares,

The Company may not purchase or redeem its own shares without the consent of Members whose shares are to be purchased or redeemed.

18.

No purchase or redemption of shares out of capital shall be made unless the Directors determine that immediately after the purchase or redemption the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and unless it is in compliance with the provisions of the Law.

19.	Shares that the Company purchases, redeems or otherwise acquires pursuant to the preceding paragraph shall be cancelled and available for re-issue thereafter.

TRANSFER OF SHARES

20.

Subject to any limitations in the Memorandum, registered shares in the Company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written instrument of transfer the Directors may accept such evidence of a transfer of shares as they consider appropriate.

21.	The Company shall not be required to treat a transferee of a registered share in the Company as a Member until the transferee’s name has been entered in the Register of Members.

22.

Subject to any limitations in the Memorandum, these Articles and any agreements entered into between the Company and the Members, including without limitation the Shareholders Agreement and the Restricted Share Agreements, the Company must on the application of the transferor or transferee of a registered share in the Company enter in the Register of Members the name of the transferee of the share; provided that the Directors, solely subject to and in accordance with contractual commitments regarding the transfer of shares that the Company may from time to time have, may decline to register any transfer of shares in violation of such commitments. If the Directors refuse to register a transfer they shall notify the transferee within sixty (60) days of such refusal.

VARIATION OF CLASS RIGHTS

23.

If at any time the authorized capital is designated into different classes or series of shares, subject to compliance with other consent or approval requirements under these Articles, the rights attached to any class or series (unless otherwise provided by the terms of issuance of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of a majority of the issued and outstanding shares of that class or series, which may be affected by such variation.

24.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not be deemed to be varied by the creation or issuance of further shares ranking pari passu therewith.

TRANSMISSION OF SHARES

25.

The executor or administrator of a deceased Member, the guardian of an incompetent Member or the trustee of a bankrupt Member shall be the only person recognized by the Company as having any title to his share but they shall not be entitled to exercise any rights as a Member until they have proceeded as set forth in the next following three regulations.

26.

The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased Member or of the appointment of a guardian of an incompetent Member or the trustee of a bankrupt Member shall be accepted by the Company even if the deceased, incompetent or bankrupt Member is domiciled outside the Cayman Islands if the document evidencing the grant of probate or letters of administration, confirmation as executor, appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter. For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the Directors may obtain appropriate legal advice. The Directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

27.

Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any Member may be registered as a Member upon such evidence being produced as may reasonably be required by the Directors. An application by any such person to be registered as a Member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt Member and the Directors shall treat it as such.

28.

Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any Member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

29.	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

REDUCTION OR INCREASE IN AUTHORIZED CAPITAL OR CAPITAL

30.

Subject to the Law and Article 41, the Company may from time to time by a Special Resolution alter the conditions of its Memorandum of Association to increase its share capital by new shares of such amount as it thinks expedient or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient.

31.	Subject to the Law and Article 41, the Company may from time to time by a Special Resolution alter the conditions of its Memorandum of Association to:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum; or

(c)

cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

32.	For the avoidance of doubt it is declared that Article 31(a) and (b) above do not apply if at any time the shares of the Company have no par value.

33.

Subject to the Law and Article 41, the Company may from time to time by Special Resolution reduce its share capital in any way or, subject to Article 136, alter any conditions of its Memorandum relating to share capital.

34.

Subject to Article 9, the Memorandum and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into Ordinary Shares and Preferred Shares. The holders of Ordinary Shares, subject to provisions of these Articles, shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)

in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

The holders of the Preferred Shares shall be entitled to the rights set out in the following Articles.

CONVERSION OF PREFERRED SHARES

35.

Conversion Rights. Unless converted earlier pursuant to Article 36 below, each holder of Preferred Shares shall have the right, at such holder’s sole discretion, to convert all or any portion of the Preferred Shares into Ordinary Shares at any time.

The conversion rate for Series Seed-1 Preferred Shares shall be determined by dividing the Series Seed-1 Preferred Share Issue Price by the applicable conversion price then in effect for Series Seed-1 Preferred Shares at the date of the conversion (the “Series Seed-1 Conversion Price”). The initial Series Seed-1 Conversion Price will be the Series Seed-1 Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below. The conversion rate for Series Seed-2 Preferred Shares shall be determined by dividing the Series Seed-2 Preferred Share Issue Price by the applicable conversion price then in effect for Series Seed-2 Preferred Shares at the date of the conversion (the “Series Seed-2 Conversion Price”). The initial Series Seed-2 Conversion Price will be the Series Seed-2 Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below. The conversion rate for Series Seed-3 Preferred Shares shall be determined by dividing the Series Seed-3 Preferred Share Issue Price by the applicable conversion price then in effect for Series Seed-3 Preferred Shares at the date of the conversion (the “Series Seed-3 Conversion Price”). The initial Series Seed-3 Conversion Price will be the Series Seed-3 Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below. The conversion rate for Series A Preferred Shares shall be determined by dividing the Series A Preferred Share Issue Price by the applicable conversion price then in effect for Series A Preferred Shares at the date of the conversion (the “Series A Conversion Price”). The initial Series A Conversion Price will be the Series A Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below. The conversion rate for Series B Preferred Shares shall be determined by dividing the Series B Preferred Share Issue Price by the applicable conversion price then in effect for Series B Preferred Shares at the date of the conversion (the “Series B Conversion Price”). The initial Series B Conversion Price will be the Series B Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below. The conversion rate for Series C Preferred Shares shall be determined by dividing the Series C Preferred Share Issue Price by the applicable conversion price then in effect for Series C Preferred Shares at the date of the conversion (the “Series C Conversion Price”). The initial Series C Conversion Price will be the Series C Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below.

Nothing in this Article 35 shall limit the automatic conversion rights of Preferred Shares described in Article 36 below.

36.

Automatic Conversion. Each Preferred Share shall automatically be converted into Ordinary Shares, at the then applicable Conversion Price either (i) immediately upon the closing of a firm commitment underwritten public offering of the Ordinary Shares (or depositary receipts or depositary shares therefor) in the United States pursuant to an effective registration statement under the Securities Act with an offering price per share (net of underwriting commissions and expenses) that reflects the valuation of the Company immediately prior to such offering of at least US$780,000,000 and that results in gross proceeds to the Company of at least US$120,000,000, or in a public offering of the Ordinary Shares in the Hong Kong SAR or any other jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange approved by the Board (including affirmative votes of the Series A Director and the Series B Director), so long as the offering price per share (net of underwriting commissions and expenses) satisfies the foregoing pre-offering valuation and gross proceeds requirements, in each case, unless such requirements are waived by the Board (including affirmative votes of the Series A Director and the Series B Director) (a “Qualified IPO”), or (ii) upon the prior written approval of the holders of at least a majority of the then outstanding Preferred Shares, which majority shall include the majority of the then outstanding Series A Preferred Shares, the majority of the then outstanding Series B Preferred Shares and the majority of the then outstanding Series C Preferred Shares (the “Requisite Preferred Holders”). In the event of the automatic conversion of the Preferred Shares upon a Qualified IPO as aforesaid, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such a Qualified IPO.

37.

Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective and applicable Conversion Price. Before any holder of Preferred Shares shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, he shall surrender the certificate or certificates therefor, at the office of the Company or of any transfer agent for the Preferred Shares and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares, if any and shall update the Register of Members accordingly. Such conversion shall be deemed to have been made immediately prior to close of business on the date of such surrender of the shares of Preferred Shares to be converted and the update of the Register of Members, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date after its name is recorded in the Register of Members as the holder of such Ordinary Shares. The Directors may effect conversion in any matter permitted by law including, without prejudice to the generality of the foregoing, repurchasing or redeeming the relevant Preferred Shares and applying the proceeds towards the issue of the relevant number of new Ordinary Shares.

38.

Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all then outstanding Preferred Shares, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

ADJUSTMENTS TO CONVERSION PRICE

39. (a)	Special Definitions. For purposes of this Article 39, the following definitions shall apply:

(i)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)	“Series C Original Issue Date” shall mean the date on which the first Series C Preferred Share was issued.

(iii)

“Convertible Securities” shall mean any evidences of indebtedness, shares (other than the Preferred Shares and Ordinary Shares issued before the Series C Original Issue Date and other than all Series C Preferred Shares issued at any time) or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iv)	“New Shares” shall mean any Ordinary Shares (including reissued shares) issued (or, pursuant to Article 39(c), deemed to be issued) by the Company after the Series C Original Issue Date, other than:

(A)	any Preferred Shares outstanding prior to the Series C Original Issue Date and any Ordinary Shares issued pursuant to the conversion thereof;

(B)

any Series A Preferred Shares issued under the Series A Share Purchase Agreements, as such agreements may be amended from time to time and any Ordinary Shares issued pursuant to the conversion thereof;

(C)

any Series B Preferred Shares issued under the Series B Share Purchase Agreements, as such agreements may be amended from time to time and any Ordinary Shares issued pursuant to the conversion thereof;

(D)	any Series C Preferred Shares issued by the Company and any Ordinary Shares issued pursuant to the conversion thereof;

(E)	any securities issued in connection with any share split, share dividend or other similar event in which all the holders of the Preferred Shares are entitled to participate on a pro rata basis;

(F)	Ordinary Shares issued or issuable upon conversion or exercise of Options, Convertible Securities or other securities that were issued before the Series C Original Issue Date;

(G)	any securities issued pursuant to a Qualified IPO;

(H)

Ordinary Shares (or Options to purchase Ordinary Shares) issued to employees or directors of, or consultants to, the Group Companies pursuant to any equity incentive plan approved by the Board, including the Series A Director and the Series B Director;

(I)

Ordinary Shares issued pursuant to any debt financing arrangement, equipment leasing arrangement or real property leasing arrangement, which arrangement is approved by the Board, including the Series A Director and the Series B Director;

(J)

Ordinary Shares issued in connection with a bona fide business acquisition by the Group Companies, whether by merger, consolidation, sale of assets, sale or exchange of shares or otherwise that have been approved by the Board, including the Series A Director and the Series B Director;

(K)

Ordinary Shares issued in connection with strategic partnerships and other similar collaborative arrangements that have been approved by the Board, including the Series A Director and the Series B Director; and

(L)

Ordinary Shares issued with (i) the unanimous approval of the Series A Preferred Shares with respect to any potential adjustment to the Series A Conversion Price; (ii) the unanimous approval of the Series B Preferred Shares with respect to any potential adjustment to the Series B Conversion Price; (iii) the unanimous approval of the Series C Preferred Shares with respect to any potential adjustment to the Series C Conversion Price; (iv) with the unanimous approval of the Series Seed-1 Preferred Shares with respect to any potential adjustment to the Series Seed-1 Conversion Price; (v) with the unanimous approval of the Series Seed-2 Preferred Shares with respect to any potential adjustment to the Series Seed-2 Conversion Price; and (vi) with the unanimous approval of the Series Seed-3 Preferred Shares with respect to any potential adjustment to the Series Seed-3 Conversion Price, in each case, specifically stating that such shares shall not be New Shares.

(b)

No Adjustment to Conversion Price. No adjustment in the Conversion Price shall be made in respect of the issuance of New Shares unless the consideration per share for the New Shares issued or deemed to be issued by the Company is less than the applicable Conversion Price in effect on the date of and immediately prior to such issuance.

(c)

Deemed Issuance of New Shares. In the event the Company at any time or from time to time after the Series C Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be New Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that New Shares shall not be deemed to have been issued with respect to Preferred Shares, unless the consideration per share (determined pursuant to Article 39(e) hereof) of such New Shares would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which New Shares are deemed to be issued:

(i)

no further adjustment to the applicable Conversion Price shall be made upon the subsequent issuance of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)

if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)

upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been fully exercised, the applicable Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration be recomputed as if:

(A)

in the case of Convertible Securities or Options for Ordinary Shares, the only New Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)

in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Company for the New Shares deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised.

(iv)

no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price immediately prior to the original adjustment date, or (ii) the applicable Conversion Price that would have resulted from any issuance of New Shares between the original adjustment date and such readjustment date; and

(v)

in the case of any Options which expire by their terms not more than thirty (30) days after the date of issuance thereof, no adjustment of the applicable Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d)

Adjustment of Conversion Price upon Issuance of New Shares below the Conversion Price. In the event that the Company shall, from time to time after the Series C Original Issue Date, issue any New Shares (including those deemed to be issued pursuant to Article 39(c)) without consideration or at a subscription price per Ordinary Share (on an as-converted basis) less than either of the Conversion Prices in effect on the date of and immediately prior to such issuance, then as of the opening of business on the date of such issue or sale, the applicable Conversion Price for such Preferred Shares shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula (as appropriately adjusted for any subsequent bonus issue, share split, consolidation, subdivision, reclassification, recapitalization or similar arrangement):

CP2 = CP1 × (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the applicable Conversion Price for such Preferred Shares in effect immediately after such issue of New Shares;

“CP1” shall mean the applicable Conversion Price for such Preferred Shares in effect immediately prior to such issue of New Shares;

“A”    shall mean the number of Ordinary Shares outstanding immediately prior to such issue of New Shares (treating for this purpose as outstanding all equity securities (assuming the exercise, conversion and exchange of any Preferred Shares, Options or Convertible Securities) outstanding immediately prior to such issue);

“B”    shall mean the number of Ordinary Shares that would have been issued if such New Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

“C”    shall mean the number of such New Shares issued in such transaction.

(e)	Determination of Consideration. For purposes of this Article 39, the consideration received by the Company for the issuance of any New Shares shall be computed as follows:

(i)	Cash and Property. Except as provided in clause (ii) below, such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest for accrued dividends;

(B)

insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board (including the approval of the Series A Director and the Series B Director); provided, however, that no value shall be attributed to any services performed by any employee, officer or Director of the Company; and

(C)

in the event New Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such New Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board (including the approval of the Series A Director and the Series B Director).

(ii)

Options and Convertible Securities. The consideration per share received by the Company for New Shares deemed to have been issued pursuant to Article 39(c), relating to Options and Convertible Securities, shall be determined by dividing

(A)

the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

(B)

the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)

Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the applicable Conversion Price shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the applicable Conversion Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)

Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 39 with respect to the rights of the holders of the Preferred Shares.

(h)

Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Preferred Shares shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(i)

No Impairment. The Company will not, by the amendment of its Memorandum and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Article 39 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

(j)

Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to Article 39, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Shares.

(k)	Miscellaneous.

(i)	All calculations under this Article 39 shall be made to the nearest one hundredth (1/100) of a cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ii)

The holders of at least fifty percent (50%) of the then outstanding Preferred Shares (on an as-converted basis) shall have the right to challenge any determination by the Board of fair value pursuant to this Article 39, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging holders of Preferred Shares.

(iii)

No adjustment in the applicable Conversion Price need be made if such adjustment would result in a change in such conversion price of less than US$0.01. Any adjustment of less than US$0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.01 or more in such conversion price.

VOTING RIGHTS

40.

Each Preferred Share shall carry a number of votes equal to the number of Ordinary Shares then issuable upon its conversion into Ordinary Shares at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. To the extent that applicable law, the Memorandum or these Articles require the Preferred Shares to vote separately as a class with respect to any matters, or with respect to any matters provided in Article 41, the Preferred Shares shall vote separately as a class with respect to such matters. Otherwise, the holders of Preferred Shares and Ordinary Shares shall vote together as a single class.

PROTECTIVE PROVISIONS

41.

41.1

In addition to such other limitations as may be provided in the Memorandum and Articles, for so long as any Special Preferred Shares are outstanding, the Company shall not, and the Company shall procure that each other member of the Group Companies shall not, take any of the following acts, whether in a single transaction or series of related transactions, whether directly or indirectly and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, without the prior written approval of the holders of a majority of the then outstanding Special Preferred Shares, voting as a separate class:

(a)

any material change to the business scope, or nature of the business of any Group Company, engagement in or investment in any new line or business or cessation of any existing business line of any Group Company;

(b)	any liquidation, dissolution or winding up of any Group Company, any consummation of a Liquidation Event or effecting any other merger or consolidation;

(c)	any sale, transfer, license, pledge or encumbering any technology or intellectual property, other than non-exclusive licenses granted in the ordinary course of business;

(d)

any increase, decrease or cancellation of any authorized or outstanding shares of any Group Company, or any issuance, distribution, purchase or redemption of any shares, or securities convertible into or carrying a right of subscription in respect of any shares or any warrant or any grant or issuance of options (other than pursuant to an equity incentive plan approved by the Board, including the Series A Director and the Series B Director);

(e)

any amendment of the Memorandum and Articles or other charter documents of any Group Company which alters or adversely affects the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Special Preferred Shares;

(f)	any action that results in the payment or declaration of a dividend or other distribution on any Ordinary Shares or Preferred Shares; or

(g)

any merger, consolidation or amalgamation of any Group Company with any other entity or entities or any spin-off, sub-division, or any other transaction of a similar nature or having a similar economic effect as any of the foregoing, or other forms of restructuring of any Group Company.

For the avoidance of doubt, if any of the foregoing matters requires the approval by way of a Special Resolution (as defined in these Articles), and if the Members vote in favor of such act but the approval of the holders of a majority of the then outstanding Special Preferred Shares has not been obtained, then the holders of then outstanding Special Preferred Shares who voted against such Special Resolution at a meeting of the shareholders shall together carry 34% of the votes on such Special Resolution with such votes being divided equally among such holders of the then outstanding Special Preferred Shares.

41.2

In addition to such other limitations as may be provided in the Memorandum and Articles, the Company shall not, and the Company shall procure each other member of the Group Companies shall not, take any of the following acts, whether in a single transaction or series of related transactions, whether directly or indirectly and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, without the prior written approval of the Board (which approval includes the approval of the Series A Director (for so long as any Series A Preferred Shares are outstanding) and the Series B Director (for so long as any Series B Preferred Shares are outstanding):

(a)	any appointment or change of the auditors, accounting policies, internal controls over financial reporting or the financial year of any Group Company;

(b)

any appointment, removal, replacement of the chief executive officer, the president, the chief financial officer (or financial vice president or financial controller), the chief technology officer and the chief operating officer of any Group Company, including approving any option plans;

(c)	any settlement or alteration of any employment agreement, salaries, bonuses or other incentive plans of any key management;

(d)	any approval or material amendment to the annual accounts or budget or business or operating plan of any of the Group Companies, including the capital expenditure plan;

(e)

any material change to the business scope, or nature of business of any Group Company, engagement in or investment in any new line or business or cessation of any existing business line of any Group Company;

(f)	any equity investment or entering into any joint venture with any person;

(g)

any approval of or adjustments or modification to the terms of any transaction involving the interest of any director, officer, management member or shareholder of any of the Group Companies, including but not limited to the making of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness or liabilities of any director, officer, management member or shareholder of the Group Companies;

(h)	any sale, transfer, license, pledge or encumbrance of any technology or intellectual property, other than non-exclusive licenses granted in the ordinary course of business;

(i)	any increase in compensation of any employee of any Group Company with monthly salary of at least RMB100,000 by more than forty percent (40%) in a twelve (12) month period;

(j)

the adoption, amendment or termination of, or change in the share reserve under, any equity incentive, purchase or participation plan for the benefit of any employees, officers, directors, contractors, advisors or consultants of any of the Group Companies;

(k)	the determination of the exercise price for any share options or other equity incentives;

(l)	any initial public offering of any equity securities of any Group Company; determination of the listing venue, timing, valuation and other terms of the initial public offering;

(m)

any acquisition of or any investment in or making any capital commitment or expenditure in excess of US$2,000,000 (or its equivalent in other currency or currencies) at any time in respect of one transactional or in excess of US$10,000,000 (or its equivalent in other currency or currencies) in a series of related transitions in any financial year of any of the Group Companies, other than pursuant to the annual budget and business plan approved by the Board, including the Series A Director and the Series B Director;

(n)

any creation, authorization or issuance of any debenture constituting a pledge, lien or charge (whether by way of fixed or floating charge, mortgage encumbrance or other security) on all or any of the assets or rights of any Group Company except for the purpose of securing borrowing from banks or other financial institutions in the ordinary course of business not exceeding US$4,000,000 (or its equivalent in another currency or currencies) in a single transaction for any Group Company and not exceeding US$20,000,000 (or its equivalent in another currency or currencies) in the aggregate in any financial year for any Group Company; or

(o)	any action by a Group Company (if applicable) to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

41.3

In addition to such other limitations as may be provided in the Memorandum and Articles, for so long as Zhen Fund holds any Series Seed-1 Preferred Shares, the Company shall not, and the Company shall procure each of other members of the Group Companies shall not, take any of following act, whether in a single transaction or series of related transactions, whether directly or indirectly and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, without the prior written approval of Zhen Fund: any amendment of the Restated Articles which adversely affects the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series Seed Preferred Shares in a manner disproportional different than the Series A Preferred Shares.

For the avoidance of doubt, if the foregoing matter requires the approval by way of a Special Resolution (as defined in these Articles), and if the Members vote in favor of such act but the approval of Zhen Fund has not been obtained, then Zhen Fund shall carry 34% of the votes on such Special Resolution.

41.4	The approval rights under this Article 41 shall terminate upon the earlier to occur of (i) the closing of a Qualified IPO, or (ii) a Liquidation Event.

REDEMPTION

42.

(a) Series A Redemption by the Company. If a Qualified I PO does not occur on or before July 30, 2019 (the “Redemption Start Date”), then subject to (a) the applicable laws of the Cayman Islands, (b) the exercise or waiver of redemption rights by all of the holders of Series C Preferred Shares under Article 42(c) below, (c) the exercise or waiver of redemption rights by all of the holders of Series B Preferred Shares under Article 42(b) below, and (d) the approval of the holders of a majority of the then outstanding Series A Preferred Shares, the holders of the Series A Preferred Shares shall have the right to require the Company to redeem their Series A Preferred Shares by providing written notice to the Company (the “Series A Redemption Request”) at any time after the Redemption Start Date, at a price equal to (i) one hundred percent (100%) of the Series A Preferred Share Issue Price, plus (ii) any declared but unpaid dividend in accordance with these Articles, plus (iii) accrued interest at an interest rate of ten percent (10%) per annum compounded annually commencing from the original issuance date of each Series A Preferred Share based on the Series A Preferred Share Issue Price (the “Series A Redemption Price”). Subject to Article 43, upon receipt of a Series A Redemption Request, the Company shall apply all of its assets that are legally available to any such redemption to effect such redemption in full within such 90-day period after the date of the Series A Redemption Request, and to no other corporate purpose, except to the extent prohibited by the Law governing distributions to Members. The Company shall send written notice of the mandatory redemption (the “Series A Redemption Notice”) to each holder of record of the Series A Preferred Shares not less than forty (40) days prior to the redemption date set out in the applicable Series A Redemption Notice. The Series A Redemption Notice shall state: (a) the number of Series A Preferred Shares held by the holder that the Company shall redeem; (b) the redemption date and the Series A Redemption Price; (c) the date upon which the holder’s right to convert such shares terminates; and (d) that the holder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the Series A Preferred Shares to be redeemed.

(b)

Series B Redemption by the Company. If a Qualified I PO does not occur on or before the Redemption Start Date, then subject to (a) the applicable laws of the Cayman Islands, (b) the exercise or waiver of redemption rights by all of the holders of Series C Preferred Shares under Article 42(c) below, and (c) the approval of the holders of a majority of the then outstanding Series B Preferred Shares, the holders of the Series B Preferred Shares shall have the right to require the Company to redeem their Series B Preferred Shares by providing written notice to the Company (the “Series B Redemption Request”) at any time after the Redemption Start Date, at a price equal to (i) one hundred percent (100%) of the Series B Preferred Share Issue Price, plus (ii) any declared but unpaid dividend in accordance with these Articles, plus (iii) accrued interest at an interest rate of ten percent (10%) per annum compounded annually commencing from original issuance date of each Series B Preferred Share based on the Series B Preferred Share Issue Price (the “Series B Redemption Price”). Subject to Article 43, upon receipt of a Series B Redemption Request, the Company shall (a) within such 90-day period after the date of the Series B Redemption Request, and (b) prior and in preference to the payment of any Series A Redemption Price payable by the Company under Article 42(a), apply all of its assets that are legally available to any such redemption to effect such redemption in full, and to no other corporate purpose, except to the extent prohibited by the Law governing distributions to Members. The Company shall send written notice of the mandatory redemption (the “Series B Redemption Notice”) to each holder of record of the Series B Preferred Shares not less than forty (40) days prior to the redemption date set out in the applicable Series B Redemption Notice. The Series B Redemption Notice shall state: (a) the number of Series B Preferred Shares held by the holder that the Company shall redeem; (b) the redemption date and the Series B Redemption Price; (c) the date upon which the holder’s right to convert such shares terminates; and (d) that the holder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the Series B Preferred Shares to be redeemed.

(c)

Series C Redemption by the Company. If a Qualified I PO does not occur on or before the Redemption Start Date, then subject to (a) the applicable laws of the Cayman Islands, and (b) the approval of the holders of a majority of the then outstanding Series C Preferred Shares, the holders of the Series C Preferred Shares shall have the right to require the Company to redeem their Series C Preferred Shares by providing written notice to the Company (the “Series C Redemption Request”) at any time after the Redemption Start Date, at a price equal to (i) one hundred percent (100%) of the Series C Preferred Share Issue Price, plus (ii) any declared but unpaid dividend in accordance with these Articles, plus (iii) accrued interest at an interest rate of ten percent (10%) per annum compounded annually commencing from original issuance date of each Series C Preferred Share based on the Series C Preferred Share Issue Price (the “Series C Redemption Price”, together with the Series A Redemption Price and the Series B Redemption Price, the “Redemption Price”). Subject to Article 43, upon receipt of a Series C Redemption Request, the Company shall (a) within such 90-day period after the date of the Series C Redemption Request, and (b) prior and in preference to the payment of any Series B Redemption Price payable by the Company under Article 42(b) and any Series A Redemption Price payable by the Company under Article 42(a), apply all of its assets that are legally available to any such redemption to effect such redemption in full, and to no other corporate purpose, except to the extent prohibited by the Law governing distributions to Members. The Company shall send written notice of the mandatory redemption (the “Series C Redemption Notice”) to each holder of record of the Series C Preferred Shares not less than forty (40) days prior to the redemption date set out in the applicable Series C Redemption Notice. The Series C Redemption Notice shall state: (a) the number of Series C Preferred Shares held by the holder that the Company shall redeem; (b) the redemption date and the Series C Redemption Price; (c) the date upon which the holder’s right to convert such shares terminates; and (d) that the holder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the Series C Preferred Shares to be redeemed.

43.

Insufficient Funds. If the Company’s assets or funds which are legally available on the date that any redemption payment under Article 42 is due are insufficient to pay in full the Redemption Price, (i) those assets or funds which are legally available shall be first used to pay all of the Series C Redemption Price due on such date ratably in proportion to the full amounts to which the holders of Series C Preferred Shares would otherwise be respectively entitled under Article 42(c) until all of the Series C Redemption Price has been fully paid by the Company, and then the remaining assets or funds (if any) which are legally available shall be used to pay all of the Series B Redemption Price due on such date ratably in proportion to the full amounts to which the holders of Series B Preferred Shares would otherwise be respectively entitled under Article 42(b), and then the remaining assets or funds (if any) which are legally available shall be used to pay all of the Series A Redemption Price due on such date ratably in proportion to the full amounts to which the holders of Series A Preferred Shares would otherwise be respectively entitled under Article 42(a); (ii) to the extent that any Series C Redemption Price payable by the Company is unpaid, the Company shall, upon the request of the holders of a majority of the Series C Preferred Shares, execute and deliver to each holder of Series C Preferred Shares a promissory note for the full amount of the Series C Redemption Price due but not paid to such holder pursuant to Article 42(c) at an interest rate of eight percent (8%) per annum compounded annually; (iii) to the extent that any Series B Redemption Price payable by the Company is unpaid, the Company shall, upon the request of the holders of a majority of the Series B Preferred Shares, execute and deliver to each holder of Series B Preferred Shares a promissory note for the full amount of the Series B Redemption Price due but not paid to such holder pursuant to Article 42(b) at an interest rate of eight percent (8%) per annum compounded annually; and (iv) to the extent that any Series A Redemption Price payable by the Company is unpaid, the Company shall, upon the request of the holders of a majority of the Series A Preferred Shares, execute and deliver to each holder of Series A Preferred Shares a promissory note for the full amount of the Series A Redemption Price due but not paid to such holder pursuant to Article 42(a) at an interest rate of eight percent (8%) per annum compounded annually; provided, however, that the debts under the promissory notes issued by the Company pursuant to the foregoing paragraphs (ii) and (iii) and this paragraph (iv) shall be repaid by the Company in the order and manner provided in paragraph (i) of this Article 43.

44.

Remaining Shares. Without limiting any rights of the holders of Special Preferred Shares under these Articles or otherwise available under law, the balance of any Special Preferred Shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full for reasons set out in Article 43 above and irrespective of whether any promissory note has been issued, shall remain outstanding and in issue and continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such Special Preferred Shares had prior to such date, until the redemption payment has been paid in full with respect to such Special Preferred Shares.

45.

Surrender of Certificates. Before any holder of Special Preferred Shares shall be entitled to redemption under the provisions of this Article 45, such holder shall surrender his or her certificate or certificates representing such Special Preferred Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and the relevant Redemption Price shall be payable within the period set forth in Article 42 above to the order of the person whose name appears on the Register of Members as the owner of such shares and each such certificate shall be cancelled and the Register of Members shall be updated accordingly on the date of redemption. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Unless there has been a default in payment of the relevant Redemption Price, upon cancellation of the certificate representing such Special Preferred Shares to be redeemed and the update of the Register of Members, all dividends on such Special Preferred Shares designated for redemption on the date of redemption shall cease to accrue and all rights of the holders thereof, except the right to receive the relevant Redemption Price thereof (including all accrued and unpaid dividend up to the relevant redemption date), without interest, shall cease and terminate and such Special Preferred Shares shall cease to be issued shares of the Company. If the Company fails to redeem any Special Preferred Shares for which redemption is requested, then from such date until the date on which such Special Preferred Shares are actually redeemed and the relevant Redemption Price is actually made, in full, such Special Preferred Shares shall continue to be outstanding and be entitled to all rights and preferences of such Special Preferred Shares provided under these Articles. After payment in full of the aggregate Series C Redemption Price for all issued and outstanding Series C Preferred Shares, all rights of the holders thereof as shareholders of the Company shall cease and terminate and such Series C Preferred Shares shall be cancelled. After payment in full of the aggregate Series B Redemption Price for all issued and outstanding Series B Preferred Shares, all rights of the holders thereof as shareholders of the Company shall cease and terminate and such Series B Preferred Shares shall be cancelled. After payment in full of the aggregate Series A Redemption Price for all issued and outstanding Series A Preferred Shares, all rights of the holders thereof as shareholders of the Company shall cease and terminate and such Series A Preferred Shares shall be cancelled.

46.

Restriction on Distribution. If the Company fails (for whatever reason) to redeem any Special Preferred Shares on its due date for redemption then, as from such date until the date on which the same are redeemed the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

47.

To the extent permitted by law, the Company shall procure that the profits of each subsidiary and affiliate of the Company for the time being legally available for distribution shall be paid to it by way of dividend or otherwise if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Special Preferred Shares required to be made pursuant to Article 42.

MEETINGS AND CONSENTS OF MEMBERS

48.	The Directors may convene meetings of the Members at such times and in such manner and places within or outside the Cayman Islands as the Directors consider necessary or desirable.

49.

Upon the written request of Members holding twenty percent or more of the outstanding voting shares in the Company, the Directors shall convene a meeting of Members promptly, and in any event within ten (10) business days, following receipt by the Company of such a request.

50.

The Directors shall give not less than seven days notice of meetings of Members to those persons whose names on the date the notice is given appear as Members in the share register of the Company and are entitled to vote at the meeting.

51.	The Directors may fix the date notice is given of a meeting of Members as the record date for determining those shares that are entitled to vote at the meeting.

52.	A meeting of Members may be called on short notice:

(a)

if Members holding not less than ninety percent (90%) of the total number of shares entitled to vote on all matters to be considered at the meeting, or ninety percent (90%) of the votes of each class or series of shares where Members are entitled to vote thereon as a class or series together with not less than a ninety percent (90%) of the remaining votes, have agreed to short notice of the meeting, or

(b)

if all Members holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

53.	The inadvertent failure of the Directors to give notice of a meeting to a Member, or the fact that a Member has not received notice, does not invalidate the meeting.

54.	A Member may be represented at a meeting of Members by a proxy who may speak and vote on behalf of the Member.

55.	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

56.

An instrument appointing a proxy shall be in substantially the following form or such other form as the Chairman of the meeting shall accept as properly evidencing the wishes of the Member appointing the proxy.

(Name of Company)

I/We                  being a Member of the above Company with          shares HEREBY APPOINT                  of          or failing him              of                  to be my/our proxy to vote for me/us at the meeting of Members to be held on the          day of          and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this     day of

Member

57.	The following shall apply in respect of joint ownership of shares:

(a)	if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of Members and may speak as a Member;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

58.	A Member shall be deemed to be present at a meeting of Members if he participates by telephone or other electronic means and all Members participating in the meeting are able to hear each other.

59.

No business shall be transacted at any meeting of Members unless a quorum is present. The quorum for a meeting of Members shall be such Member(s) present in person or by proxy (i) holding not less than a majority of the votes of the shares or class or series of shares entitled to vote on a resolution of Members to be considered at the meeting, and (ii) including the Requisite Preferred Holders.

60.

If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the Directors may determine, and if at the adjourned meeting, a quorum is not present, those present shall constitute a quorum. Notwithstanding anything to contrary in the foregoing, if notice of any general meeting has been duly delivered to all Members in accordance with the notice procedures hereunder, and the quorum is not present within two hours from the time appointed for the meeting solely because of the absence of any holder of Preferred Shares, the meeting shall be adjourned to the seventh (7th) following business day at the same time and place (or to such other time or such other place as the Directors may determine) with notice delivered to all Members five (5) days prior to the adjourned meeting in accordance with the notice procedures hereunder.

61.

At every meeting of Members, the Chairman of the Board shall preside as Chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the Members present shall choose someone of their number to be the Chairman. If the Members are unable to choose a Chairman for any reason, then the person representing the greatest number of voting shares present in person or by prescribed proxy at the meeting shall preside as Chairman failing which the oldest individual Member or representative of a Member present shall take the chair.

62.

The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

63.

At any meeting of the Members the Chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof.

64.

Any person other than an individual shall be regarded as one Member and subject to the specific provisions hereinafter contained for the appointment of representatives of such persons the right of any individual to speak for or represent such Member shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the Directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any Member.

65.

Any person other than an individual which is a Member of the Company may by resolution of its Directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same power on behalf of the person which he represents as that person could exercise if it were an individual Member of the Company.

66.

The Chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven (7) days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

67.	Directors may attend and speak at any meeting of Members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

68.

An action that may be taken by the Members at a meeting may also be taken by a resolution of Members consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all the Members entitled to vote, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more Members.

DIRECTORS

69.	The Company shall be managed by a Board consisting of no more than seven (7) Directors, which number of Directors shall not be changed except pursuant to an amendment to these Articles. Whereby:

(a)	The Founders shall be entitled to jointly appoint and remove four (4) Directors;

(b)	GGV (so long as collectively they continue to hold at least 4% of the Company’s share capital on a fully diluted basis) shall be entitled to appoint one (1) Director (the “Series A Director”); and

(c)

GP Capital (so long as collectively they continue to hold at least 4% of the Company’s share capital on a fully diluted basis) shall be entitled to appoint one (1) Director (the “Series B Director”) (for the avoidance of doubt, the appointment, removal or change of the Series B Director shall be agreed by the holder(s) of at least a majority of the aggregate Series B Preferred Shares then currently held by GP Capital).

The Founders, GGV and GP Capital may remove a Director appointed by each, with or without cause and appoint a new Director in his place by notice in writing to the Company and the other Members. The rights of GGV and GP Capital under this Article 69 shall terminate upon the earlier to occur of (i) the closing of a Qualified IPO, or (ii) a Liquidation Event.

70.

With respect to each election of Directors, each holder of voting securities of the Company shall vote at each meeting of Members, or in lieu of any such meeting shall give such holder’s written consent with respect to, as the case may be, all of such holder’s voting securities of the Company as may be necessary (i) to keep the authorized size of the Board at no more than seven (7) Directors, (ii) to cause the election or re-election as members of the Board, and during such period to continue in office, each of the individuals designated pursuant to Article 69, and (iii) against any nominees not designated pursuant to Article 69. Any Director designated pursuant to Article 69 may be removed from the Board, either for or without cause, only upon the vote or written consent of the Member then entitled to designate such Director pursuant to Article 69, and the Members agree not to seek, vote for or otherwise effect the removal of any such Director without such vote or written consent. Any Member then entitled to designate any individual to be elected as a Director shall have the exclusive right at any time or from time to time to remove any such Director occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any Director occupying such position or any other vacancy therein, and each other Member agrees to cooperate with such Member in connection with the exercise of such right. Each holder of voting securities of the Company agrees to always vote such holder’s respective voting securities of the Company at a meeting of the Members (and given written consents in lieu thereof) in support of the foregoing.

71.

A Director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

72.	The Company shall keep a register of Directors containing:

(a)	the names and addresses of the persons who are Directors;

(b)	the date on which each person whose name is entered in the register was appointed as a Director; and

(c)	the date on which each person named as a Director ceased to be a Director.

73.	A copy of the register of Directors shall be kept at the registered office of the Company.

74.

With the prior approval or subsequent ratification by an Ordinary Resolution and subject to all other approvals required under the Memorandum or these Articles, the Board may, by a resolution of Directors, fix the emoluments of Directors with respect to services to be rendered in any capacity to the Company.

75.	A Director shall not require a share qualification, and may be an individual or a company.

POWERS OF DIRECTORS

76.

The business and affairs of the Company shall be managed by the Directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Law or by the Memorandum or these Articles required to be exercised by the Members, subject to any delegation of such powers as may be authorized by these Articles and to such requirements as may be prescribed by a resolution of Members; but no requirement made by a resolution of Members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the Directors which would have been valid if such requirement had not been made.

77.

The Directors may, by a resolution of Directors, appoint any person, including a person who is a Director, to be an officer or agent of the Company. The resolution of Directors appointing an agent may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

78.

Every officer or agent of the Company has such powers and authority of the Directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution of Directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the matters requiring a resolution of Directors under the Law.

79.

Any Director which is a body corporate may appoint any person its duly authorized representative for the purpose of representing it at meetings of the Board or with respect to unanimous written consents.

80.	The continuing Directors may act notwithstanding any vacancy in their body.

81.

The Directors may by resolution of Directors exercise all the powers of the Company subject to all approvals required under the Memorandum to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

82.

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by resolution of Directors.

83.	The Directors shall cause to be kept the register of mortgages and charges required by the Law.

84.

The register of mortgages and charges shall be open to inspection in accordance with the Law, at the office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

PROCEEDINGS OF DIRECTORS

85.	The Directors or any committee thereof may meet at such times and in such manner and places within or outside the Cayman Islands as the Directors may determine to be necessary or desirable.

86.

A Director shall be deemed to be present at a meeting of Directors if he participates by telephone or other electronic means and all Directors participating in the meeting are able to hear each other; provided that the Board shall meet at least once every three (3) months.

87.

A Director shall be given not less than forty-eight (48) hours’ notice of meetings of Directors along with the agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting, but a meeting of Directors held without forty-eight (48) hours’ notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend, waive notice of the meeting and for this purpose, the presence of a Director at a meeting shall constitute waiver on his part. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

88.

A Director may by a written instrument appoint an alternate who need not be a Director and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director.

89.

A meeting of Directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than four (4) Directors, which Directors in each case shall include the Series A Director and the Series B Director. All Directors shall each have one (1) vote per Director on all matters that are presented to the Board for approval.

90.

At every meeting of the Directors the Chairman of the Board shall preside as Chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting the Vice Chairman of the Board shall preside. If there is no Vice Chairman of the Board or if the Vice Chairman of the Board is not present at the meeting the Directors present shall choose someone of their number to be Chairman of the meeting.

91.

An action that may be taken by the Directors or a committee of Directors at a meeting may also be taken by a resolution of Directors or a committee of Directors consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all Directors or all members of the committee as the case may be, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more Directors.

92.	The Directors shall cause the following corporate records to be kept:

(a)	minutes of all meetings of Directors, Members, committees of Directors, committees of officers and committees of Members;

(b)	copies of all resolutions consented to by Directors, Members, committees of Directors, committees of officers and committees of Members; and

(c)	such other accounts and records as the Directors by resolution of Directors consider necessary or desirable in order to reflect the financial position of the Company.

93.	The books, records and minutes shall be kept at the registered office of the Company, its principal place of business or at such other place as the Directors determine.

94.

The Directors may, by resolution of Directors, designate one or more committees. Each committee of Directors has such powers and authorities of the Directors, including the power and authority to affix the Seal, as are set forth in the resolution of Directors establishing the committee, except that no committee has any power or authority to appoint Directors or fix their emoluments, or to appoint officers or agents of the Company.

95.

The meetings and proceedings of each committee of Directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of Directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

96.

The Company shall set up a compensation committee (the “Compensation Committee”), and an audit committee (the “Audit Committee”) at the time determined by the Board, which Directors in each case shall include the Series A Director and the Series B Director. The Compensation Committee shall be responsible for evaluating and recommending to the Board for action all matters related to the Company’s annual compensation and bonus plan, share option plan, and employee related compensation matters. The Audit Committee shall be responsible for internal audit and nomination of auditors for the Company.

OFFICERS

97.

The Company may by resolution of the Board, appoint officers of the Company at such times as shall be considered necessary or expedient. Such officers may consist of a Chairman of the Board, a Vice Chairman of the Board, a President and one or more Vice Presidents, Secretaries and Financial Controller and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

98.

The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of Directors or Ordinary Resolution, but in the absence of any specific allocation of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of Directors and Members, the Vice Chairman to act in the absence of the Chairman, the President to manage the day to day affairs of the Company, the Vice Presidents to act in order of seniority in the absence of the President but otherwise to perform such duties as may be delegated to them by the President, the Secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Treasurer to be responsible for the financial affairs of the Company.

99.

The emoluments of all officers of the Company shall be fixed by resolution of the Board, with the approval of the Series A Director and the Series B Director. The Company shall reimburse the Directors for all reasonable out-of-pocket expenses (travel and lodging) incurred in connection with attending any meetings of the Board and any committee thereof.

100.

Subject to compliance with Article 97, the officers of the Company shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the Directors may be removed at any time, with or without cause, by resolution of Directors. Any vacancy occurring in any office of the Company may be filled by resolution of Directors.

CONFLICT OF INTERESTS

101.

No agreement or transaction between the Company and one or more of its Directors or any person in which any Director has a financial interest or to whom any Director is related, including as a Director of that other person, is void or voidable for this reason only or by reason only that the Director is present at the meeting of Directors or at the meeting of the committee of Directors that approves the agreement or transaction or that the vote or consent of the Director is counted for that purpose if the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by the other Directors.

102.

A Director who has an interest in any particular business to be considered at a meeting of Directors or Members may be counted for purposes of determining whether the meeting is duly constituted and may vote in respect of any such business at the meeting.

INDEMNIFICATION

103.

Subject to the limitations hereinafter provided and to all applicable laws, the Company shall to the maximum extent permitted by applicable law indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a)

is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director, an officer or a liquidator of the Company; or

(b)

is or was, at the request of the Company, serving as a Director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

104.

The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

105.

The decision of the Directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful, is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

106.

The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

107.

If a person to be indemnified has been successful in defense of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

108.

The Company may purchase and maintain insurance in relation to any person who is or was a Director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a Director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

SEAL

109.

The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by resolution of Directors. The Directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the Registered Office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of a Director or any other person so authorized from time to time by resolution of Directors. Such authorization may be before or after the seal is affixed may be general or specific and may refer to any number of sealing. The Directors may provide for a facsimile of the Seal and of the signature of any Director or authorized person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

DIVIDENDS

110.

Subject to the provisions of the Law, the Memorandum and these Articles, the Board may from time to time declare dividends and other distributions on the outstanding shares of the Company and authorize payment of the same out of the funds of the Company legally available therefor. Each holder of Series C Preferred Shares shall be entitled to receive dividends at the rate of eight percent (8%) per annum of the Series C Preferred Share Issue Price, payable only when, as and if declared by the Board, out of any assets at the time legally available therefor, in preference and priority to any declaration or payment of any dividends on Series B Preferred Shares, Series A Preferred Shares, Ordinary Shares, Series Seed Preferred Shares or any other class or series of shares issued by the Company, and shall participate in any subsequent distribution among Series B Preferred Shares, Series A Preferred Shares, Ordinary Shares, Series Seed Preferred Shares and all other classes or series of shares issued by the Company pro rata based on the number of Ordinary Shares held by such holder of Series C Preferred Shares (calculated on an as-converted basis). Subject to the foregoing, each holder of Series B Preferred Shares shall be entitled to receive dividends at the rate of eight percent (8%) per annum of the Series B Preferred Share Issue Price, payable only when, as and if declared by the Board, out of any assets at the time legally available therefor, in preference and priority to any declaration or payment of any dividends on Series A Preferred Shares, Ordinary Shares, Series Seed Preferred Shares or any other class or series of shares issued by the Company, and shall participate in any subsequent distribution among Series C Preferred Shares, Series A Preferred Shares, Ordinary Shares, Series Seed Preferred Shares and all other classes or series of shares issued by the Company pro rata based on the number of Ordinary Shares held by such holder of Series B Preferred Shares (calculated on an as-converted basis). Subject to the foregoing, each holder of Series A Preferred Shares shall be entitled to receive dividends at the rate of eight percent (8%) per annum of the Series A Preferred Share Issue Price, payable only when, as and if declared by the Board, out of any assets at the time legally available therefor, in preference and priority to any declaration or payment of any dividends on Ordinary Shares, Series Seed Preferred Shares or any other class or series of shares issued by the Company, and shall participate in any subsequent distribution among Series C Preferred Shares, Series B Preferred Shares, Ordinary Shares, Series Seed Preferred Shares and all other classes or series of shares issued by the Company pro rata based on the number of Ordinary Shares held by such holder of Series A Preferred Shares (calculated on an as-converted basis). Unless and until any dividends or other distributions in like amount have been paid in full on the Special Preferred Shares (on an as-converted basis) and approved by the Board, the Company shall not declare, pay or set apart for payment, any dividend and other distributions on any Ordinary Shares, Series Seed Preferred Shares or any other class or series of shares issued by the Company or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Ordinary Shares, Series Seed Preferred Shares or any other class or series of shares issued by the Company or any warrants, rights, calls or Options exercisable or exchangeable for or convertible into any Ordinary Shares, Series Seed Preferred Shares or any other class or series of shares issued by the Company, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property.

111.

Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the Company may by a resolution of Directors declare and pay dividends in money, shares, or other property. In the event that dividends are paid in specie the Directors shall have responsibility for establishing and recording in the resolution of Directors authorizing the dividends, a fair and proper value for the assets to be so distributed.

112.

Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the Directors may from time to time pay to the Members such interim dividends as appear to the Directors to be justified by the profits of the Company.

113.

The Directors may, before declaring any dividend, set aside out of the profits of the Company such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select.

114.

Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

115.

Notice of any dividend that may have been declared shall be given to each Member in manner hereinafter mentioned and all dividends unclaimed for three (3) years after having been declared may be forfeited by resolution of the Directors for the benefit of the Company.

116.

No dividend shall bear interest as against the Company and no dividend shall be paid on shares held by another company of which the Company holds, directly or indirectly, shares having more than fifty percent (50%) of the vote in electing Directors.

117.

The Board may resolve to capitalise any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

118.

The Board may resolve to capitalise any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

119.

A division of the issued and outstanding shares of a class or series of shares into a larger number of shares of the same class or series having a proportionately smaller par value does not constitute a dividend of shares.

ACCOUNTS AND AUDIT

120.

The Company shall prepare unaudited annual consolidated financial statements (audited when requested by the Series A Director and/or the Series B Director), unaudited consolidated quarterly financial statements and unaudited consolidated monthly financial statements, each in accordance with the U.S. generally accepted accounting principles, which shall be drawn up so as to give respectively a true and fair view of the profit or loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period.

121.	The accounts of the Company shall be examined at least annually by an international accounting firm starting from the fiscal year 2014.

122.	The first auditors shall be appointed by resolution of Directors, and subsequent auditors shall be appointed by an Ordinary Resolution in accordance with the Memorandum and these Articles.

123.	The auditors may be Members of the Company but no Director or other officer shall be eligible to be an auditor of the Company during his continuance in office.

124.	The remuneration of the auditors of the Company

(a)	in the case of auditors appointed by the Directors, may be fixed by resolution of Directors;

(b)	subject to the foregoing, shall be fixed by an Ordinary Resolution or in such manner as the Company may by an Ordinary Resolution determine.

125.

The auditors shall examine each profit and loss account and balance sheet required to be served on every Member or laid before a meeting of the Members and shall state in a written report whether or not

(a)

in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit or loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period, and

(b)	all the information and explanations required by the auditors have been obtained.

126.	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Members at which the accounts are laid before the Company or shall be served on the Members.

127.

Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the Directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

NOTICES

128.

Any notice, information or written statement to be given by the Company to Members may be served in the case of Members holding registered shares in any way by which it can reasonably be expected to reach each Member or by mail addressed to each Member at the address shown in the share register.

129.

Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered office of the Company.

130.

Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office of the Company or that it was mailed in such time as to admit to its being delivered to the registered office of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

131.

(a) Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted.

(b)

Where a notice is sent by cable, telex, or facsimile, service of the notice shall be deemed to be effected by properly addressing, and sending such notice and shall be deemed to have been received on the same day that it was transmitted.

(c)

Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

VOLUNTARY WINDING UP AND DISSOLUTION

132.	Subject to the provisions of the Memorandum and Article 41, the Company may voluntarily commence to wind up and dissolve by a Special Resolution.

LIQUIDATION PREFERENCE

133.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary or the consummation of a Liquidation Event (as defined below), the holders of the Series C Preferred Shares then outstanding shall be entitled to receive, prior to any distribution to the holders of the Series B Preferred Shares, Series A Preferred Shares, Ordinary Shares, Series Seed Preferred Shares or any other class or series of shares then outstanding, an amount per Series C Preferred Share equal to one hundred and fifty percent (150%) of the Series C Preferred Share Issue Price plus all declared but unpaid dividends thereon (the “Series C Preferred Share Preference Amount”). After the full Series C Preferred Share Preference Amount on all Series C Preferred Shares then outstanding has been paid, the holders of the Series B Preferred Shares then outstanding shall be entitled to receive, prior to any distribution to the holders of the Series A Preferred Shares, Ordinary Shares, Series Seed Preferred Shares or any other class or series of shares then outstanding, an amount per Series B Preferred Share equal to one hundred and fifty percent (150%) of the Series B Preferred Share Issue Price plus all declared but unpaid dividends thereon (the “Series B Preferred Share Preference Amount”). After the full Series B Preferred Share Preference Amount on all Series B Preferred Shares then outstanding has been paid, the holders of the Series A Preferred Shares then outstanding shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares, Series Seed Preferred Shares or any other class or series of shares then outstanding, an amount per Series A Preferred Share equal to one hundred and fifty percent (150%) of the Series A Preferred Share Issue Price plus all declared but unpaid dividends thereon (the “Series A Preferred Share Preference Amount”). After the full Series A Preferred Share Preference Amount on all Series A Preferred Shares then outstanding has been paid, the holders of the Series Seed-1 Preferred Shares, the Series Seed-2 Preferred Shares and the Series Seed-3 Preferred Shares then outstanding shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares or any other class or series of shares then outstanding, an amount per Series Seed-1 Preferred Share, the Series Seed-2 Preferred Shares or the Series Seed-3 Preferred Shares, as applicable, equal to one hundred percent (100%) of the Series Seed-1 Preferred Share Issue Price, the Series Seed-2 Preferred Share Issue Price or the Series Seed-3 Preferred Share Issue Price, as applicable, plus all declared but unpaid dividends thereon (collectively, the “Series Seed Preferred Share Preference Amount”). After the full Series Seed Preferred Share Preference Amount on all Series Seed Preferred Shares then outstanding has been paid, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the then outstanding Special Preferred Shares (on an as-converted basis), together with the holders of the then outstanding Ordinary Shares. If the Company has insufficient assets to permit payment of the Series C Preferred Share Preference Amount, in full to all holders of Series C Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series C Preferred Shares in proportion to the full Series C Preferred Share Preference Amount each such holder of Series C Preferred Shares would otherwise be entitled to receive under this Article 133. If the Company has insufficient assets to permit payment of the Series B Preferred Share Preference Amount, in full to all holders of Series B Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series B Preferred Shares in proportion to the full Series B Preferred Share Preference Amount each such holder of Series B Preferred Shares would otherwise be entitled to receive under this Article 133. If the Company has insufficient assets to permit payment of the Series A Preferred Share Preference Amount in full to all holders of Series A Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series A Preferred Shares in proportion to the full Series A Preferred Share Preference Amount each such holder of Series A Preferred Shares would otherwise be entitled to receive under this Article 133. If the Company has insufficient assets to permit payment of the Series Seed Preferred Share Preference Amount, in full to all holders of Series Seed Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series Seed Preferred Shares in proportion to the full Series Seed Preferred Share Preference Amount each such holder of Series Seed Preferred Shares would otherwise be entitled to receive under this Article 133.

For the avoidance of doubt, for purposes of determining the amount the holders of Series Seed Preferred Shares are entitled to receive with respect to a Liquidation Event, the holders of Series Seed Preferred Shares shall be deemed to have converted (regardless of whether such holders actually have converted) their shares into Ordinary Shares immediately prior to the Liquidation Event if, as a result of an actual conversion, such holders would receive, in the aggregate, an amount greater than the amount that would be distributed to such holders if such holders did not convert their shares into Ordinary Shares. If such holders shall be deemed to have converted their shares into Ordinary Shares pursuant to this paragraph, then such holders shall not be entitled to receive any Series Seed Preferred Share Preference Amount.

The following events shall be deemed a liquidation, dissolution or winding up of the Company (each a “Liquidation Event”):

(a)

as applicable, any acquisition, sale of shares, change of control, merger, consolidation or other similar transaction involving the Company in which its shareholders do not retain a majority of the voting power in the surviving entity or the parent of the surviving entity (except any transaction effected solely to change the Company’s domicile); or

(b)	any sale, transfer or exclusive license by the Company of all or substantially all the assets or intellectual property of the Company.

The provision of the first paragraph of Article 133 shall apply as if all consideration received by the Company and its shareholders in connection with such Liquidation Event were being distributed in a liquidation of the Company. If the requirements of this Article 133 are not complied with, the Company shall forthwith, to the extent permitted by the Law, either (i) cause such closing to be postponed until such time as the requirements of this Article 133 have been complied with, or (ii) cancel such transaction. Notwithstanding the foregoing, the treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the Requisite Preferred Holders.

Notwithstanding any other provision of this Article 133, the Company may at any time, out of funds legally available therefor and subject to compliance with the provisions of the applicable laws of the Cayman Islands, repurchase Ordinary Shares of the Company issued to or held by employees, directors, officers, advisors or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared.

In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares shall be that as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed Liquidation Event hereunder, by the Board, which Directors in each case shall include the approval of the Series A Director and the Series B Director. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(a)

If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(b)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(c)

If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board, which Directors in each case shall include the approval of the Series A Director and the Series B Director.

The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (a), (b) or (c) to reflect the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board. Each holder of Special Preferred Shares shall have the right to challenge any determination by the liquidator or the Board, as the case may be, of fair market value pursuant to this Article 133, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board, as the case may be, and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging party.

CONTINUATION

134.

The Company may by an Ordinary Resolution or by a resolution passed unanimously by all Directors continue as a company incorporated under the laws of a jurisdiction outside the Cayman Islands in the manner provided under those laws.

CHANGES TO CONSTITUTION

135.	Subject to Article 41, the Company may from time to time, by Special Resolution, change the name of the Company, alter or add to the Memorandum or these Articles.

DRAG ALONG RIGHTS

136. (a)

If prior to the closing of a Qualified I PO the Approving Members (as defined below) vote in favour of or otherwise consent in writing to sell or transfer all or substantially all of the shares or assets of the Company in any transaction or a series of transactions that would qualify as a Liquidation Event (a “Change of Control”), then the Company shall promptly notify each of the other Members of the Company (the “Remaining Members”, including without limitation, each of the holders of Ordinary Shares and Preferred Shares who are not Approving Members) in writing of such vote, consent or agreement and the material terms and conditions of such Change of Control, whereupon each Remaining Member shall, in accordance with instructions received from the Company (the “Drag Along Instructions”), vote all of its voting securities of the Company in favour of, otherwise consent in writing to, or otherwise sell or transfer all of their shares in such Change of Control (including without limitation tendering original share certificates for transfer, signing and delivering share transfer certificates, share sale or exchange agreements, and certificates of indemnity relating to any shares in the capital of the Company in the event that such Remaining Member has lost or misplaced the relevant share certificate) on the same terms and conditions as were agreed to by the Approving Members, provided, however, that such terms and conditions, including with respect to price paid or received per share, may differ between the Ordinary Shares and the Preferred Shares (including without any limitation, in order to reflect any liquidation preference of the Preferred Shares and participation rights of the Preferred Shares). For purpose of this Article 136, the “Approving Members” shall mean (i) the holders of more than fifty percent (50%) of the then outstanding Ordinary Shares (excluding any Ordinary Shares converted from Preferred Shares) voting together as a single class, (ii) the holders of a majority of the then outstanding Series A Preferred Shares, voting as a separate class on an as converted basis, (iii) the holders of a majority of the then outstanding Series B Preferred Shares, voting as a separate class on an as converted basis, and (iv) the holders of a majority of the then outstanding Series C Preferred Shares, voting as a separate class on an as converted basis.

(b)

In furtherance of the foregoing, the Company is hereby expressly authorized by each Remaining Member to take any or all of the following actions on such Remaining Member’s behalf (to the extent permitted by applicable laws, without receipt of any further consent by such Remaining Member), provided such Remaining Member fails to take necessary actions as required under the Drag Along Instructions, to: (i) vote all of the voting securities of such Remaining Member in favor of any such Change of Control; (ii) otherwise consent on such Remaining Member’s behalf to such Change of Control; (iii) sell all of such Remaining Member’s shares in such Change of Control, in accordance with the terms and conditions of this Article 136; and (iv) act as the Remaining Member’s attorney in fact in relation to any such Change of Control and have the full authority to sign and deliver, on behalf of such Remaining Member, share transfer certificates, share sale or exchange agreements and certificates of indemnity relating to any shares in the capital of the Company in the event that such Remaining Member has lost or misplaced the relevant share certificate. Notwithstanding the foregoing provisions of this Article 136, the Remaining Members shall not be obligated to vote, consent and/or sell their shares in connection with any such Change of Control to the extent that none of the Approving Members do so with respect to all Company shares held by them.

(c)	The rights under this Article 136 shall terminate upon the earlier to occur of (i) the closing of a Qualified IPO, or (ii) a Liquidation Event.